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                                 EXHIBIT 10(i)

              EMPLOYMENT ARRANGEMENT BETWEEN THE REGISTRANT
            AND JONATHON E. KILLMER DATED SEPTEMBER 16, 1996



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[LOGO]


                              September 16, 1996



PERSONAL AND CONFIDENTIAL


Jonathon E. Killmer
10512 Rigby Drive
Eden Prairie, MN 55347

Re:  Terms of Employment

Dear Jon:

     I am pleased to send you this letter confirming the terms of your acceptance of Digi's offer of employment offer that we have discussed.

     Your title will be Vice President, Chief Financial Officer & Treasurer, effective October 1, 1996. In this capacity you will report directly to me. Your duties will include being fully responsible for all aspects of Digi's financial reporting, administration and systems. Additionally, the legal, investor relations and facilities functions will report directly to you. You know well my concerns over the timely and accurate reporting of information and the effectiveness of our communications with the investment community. Your responsibilities will also include development and monitoring of annual and strategic budgets.

     Your base salary for your initial year will be $150,000 per year, subject to review and adjustment annually, and you will have a bonus potential of 100% of your base salary, depending solely upon Digi meeting its profit targets. During the first year of employment 2/3 of your bonus will be guaranteed and will be paid monthly. You will also be awarded a stock option of 30,000 shares at a price of $14.50 per share. The stock will vest over five (5) years with 20% (i.e. 6,000 shares) vesting on each of your first through fifth anniversary dates. Additionally, you will be eligible to receive future stock option awards, based on annual performance.

     We also will support your continued involvement in civic and charitable organizations, including the Minneapolis Downtown Council, the Minnesota Orchestral Association, and the Salvation Army, recognizing that at the times these organizations will require your time during normal working hours.

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Jonathon E. Killmer
September 16, 1996
Page 2


     In addition you will be entitled to all of the standard medical and other employee benefits provided to Digi employees. I note that Digi's benefits plans provide employees a certain benefit allowance. Employees can either apply the amount to pay for the portion of benefits offered but not paid directly by Digi or they can receive the unused portion of the allowance in cash.

     Jon, the Board of Directors and I are very pleased to attract of person of your stature, experience, and reputation, who is also heavily involved in making a real commitment to our community. We are confident that your joining Digi will have a highly positive influence on both the investment community and the local community as well. I am personally excited to attract someone who shares a common platform in terms of philosophy and values.

     Please signify your acceptance of these terms by signing in the space provided below and returning a signed copy to me. If you have any questions regarding the above please feel free to contact me.


                                       Very truly, yours,


                                       /s/  Erv F. Kamm, Jr.
                                       ---------------------------------------
                                       Erv F. Kamm, Jr.
                                       President and Chief Executive Officer


ACCEPTED:


/s/  Jonathon E. Killmer
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Jonathon E. Killmer

Dated: 9/19/96
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